Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 28, 2024	October 31, 2023

Assets

Current assets:
Cash and cash equivalents	$508,518	$499,292
Short-term investments	12,996	12,915
Accounts receivable	203,607	194,927
Inventories	50,680	49,963
Other current assets	31,876	28,353

Total current assets	807,677	785,450

Property, plant and equipment, net	742,671	709,244
Other assets	32,488	31,527

Total assets	$1,582,836	$1,526,221

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$20,771	$6,621
Accounts payable and accrued liabilities	164,518	178,602

Total current liabilities	185,289	185,223

Long-term debt	2,655	17,998
Other liabilities	47,838	47,391

Photronics, Inc. shareholders' equity	1,022,956	975,008
Noncontrolling interests	324,098	300,601
Total equity	1,347,054	1,275,609

Total liabilities and equity	$1,582,836	$1,526,221